Exhibit 10

PRIAC Variable Contract Account A

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-4 (the “Registration Statement”) of our report dated April 1, 2010, relating to the financial statements of PRIAC Variable Contract Account A, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated April 5, 2010, relating to the financial statements of Prudential Retirement Insurance and Annuity Company, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 29, 2010